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STANDEX INTERNATIONAL CORPORATION {circle} SALEM, NH 03079 {circle} TEL (603)
893-9701 {circle} FAX (603) 893-7324 {circle} WEB www.standex.com



CONTACTS:
Christian Storch, CFO
InvestorRelations@Standex.com                   FOR IMMEDIATE RELEASE
(603) 893-9701



 STANDEX POSTS DOUBLE-DIGIT INCREASE IN FIRST-QUARTER EARNINGS FROM CONTINUING
                                 OPERATIONS
FOOD SERVICE GROUP IS STRONGEST PERFORMER; BENEFITS OF COMPANY'S REALIGNMENT AND
       RESTRUCTURING PROGRAM CONTRIBUTE TO IMPROVED FINANCIAL RESULTS


SALEM, NH - OCTOBER 23, 2003 {ellipsis}. Standex International Corporation (NYSE:SXI) today reported first-quarter net income from continuing operations of $5.3 million, or $0.43 per diluted share, an increase of 16 percent from prior-year net income of $4.6 million, or $0.38 per diluted share.


The company also reported net sales of $150.9 million for the first quarter of fiscal 2004, an increase of four percent from $145.5 million during the first quarter of 2003. Sales for the first quarter of fiscal 2003 included an extra month of European revenue, totaling approximately $4.4 million that resulted from Standex's decision to conform the accounting year of its European operations to the corporate fiscal year ending June 30. Excluding the extra month of European revenue, first-quarter 2003 sales were $141.1 million, and the year-over-year increase in sales for the first quarter was seven percent.


First-quarter 2004 net income including discontinued operations was $4.4 million, or $0.35 per diluted share, a decrease of five percent compared to net income including discontinued operations of $4.6 million, or $0.38 per diluted share. A reconciliation of net income and earnings per share from continuing operations to net income and earnings including discontinued operations is included later in this release.


COMMENTS ON THE FIRST QUARTER

"We were very pleased by the strength demonstrated in the first quarter in both incoming orders and shipments for a number of businesses in our Food Service and Industrial Groups," said Roger Fix, President and CEO. "The top-line growth and double-digit increases in net income and earnings per share Standex achieved in the first quarter were the result of strong organic sales growth in several divisions, the benefit of acquisitions made last year and the impact that our realignment and restructuring program is having throughout Standex. These positive results also included a decrease in net working capital and an increase in working capital turns."


"The strongest performance, based on year-over-year first-quarter comparisons, was delivered by our Food Service Group, where sales increased 12 percent to $42.5 million from $38.1 million a year earlier. The increases were attributable to market share gains and some improvement in market conditions. Our Master-Bilt, BKI and USECO divisions each achieved double-digit top line growth leading several other businesses in this group that also recorded increased sales. Operating income for the group rose 57 percent to $5.0 million from $3.2 million while operating profit margin increased to 12 percent from eight percent as compared to the same quarter in the prior year. All of the businesses in the group reported improved profitability for the quarter, with the improved profit performance at USECO clearly resulting from the restructuring activities Standex completed during the past year. Overall, bookings remained strong as the backlog for this group at the end of the quarter was up slightly over the prior year even after strong shipments for the quarter," said Fix.


First-quarter sales in Standex's Industrial Group increased two percent to $87.7 million from $85.9 million for the fiscal 2003 first quarter. Operating income for the group declined 17 percent to $8.6 million while operating profit margin decreased to 10 percent from 12 percent as compared to the same quarter in the prior year. The decline in operating income was mainly the result of higher steel prices incurred by the Air Distribution Products Division. "The strongest quarter-over-quarter revenue gains in the Industrial group were posted by the Standex Engraving division, which benefited from increased organic sales and from the acquisition and integration of I R International in Richmond, Virginia and Dornbusch in Sao Paolo, Brazil," said Fix. "In addition, Mold-Tech has made significant strides during the past year in penetrating the OEM base of the automotive market at a time when the major auto manufacturers are focused on bringing many newly designed autos to market. Mold-Tech benefits from the number of new models being introduced, not the number of vehicles that are sold. The performance of Mold-Tech is not tied to cyclicality of new car sales and, as a result, we expect to see continued sales strength from this business in the near term."1


Sales in Customs Hoists were up 10% versus the prior year quarter which is encouraging as the construction and off road construction vehicle markets that this business serves have been severely depressed for the past 2 years. Sales in Standex Electronics and Air Distribution Products held strong for the quarter as well. The overall backlog for the Industrial Group was up over 15% at the end of the quarter as compared to prior year.


The Consumer Group posted a four percent decline in revenue for the first quarter of fiscal 2004 with sales of $20.8 million compared with $21.5 million for the year-earlier first quarter. "While we experienced a small decline in sales for the Consumer Group in the first quarter, we are seeing the early signs of some stabilizing in consumer demand," said Fix. "The positive news about the Consumer Group is that we have been successful in implementing cost reduction measures and rationalizing these businesses to the point that they are able to generate profits at the lower sales volume we are currently experiencing. These measures have included reducing headcount in our publishing operation, closing two unprofitable stores in our Berean retail chain and maintaining tight expense controls. As a result, first quarter operating income for the group increased 200 percent to $412,000 from $204,000 from the first quarter of fiscal 2003. With improving operating profits, we are able to invest selectively in new growth opportunities. For example, we are looking to expand the Berean chain using an upgraded site selection methodology. In September we opened one of two new stores that we plan to open in the greater Chicago market this fiscal year."


COMMENTS ON STANDEX'S REALIGNMENT AND RESTRUCTURING PROGRAM


"Our recently announced decision to exit the European market for roll technology engraving products and our closing of Berean stores while at the same time we are opening new stores, point to a fundamental premise of our restructuring and realignment program,"1 said Fix. "We are making strategic decisions to consolidate operations in markets where we are large enough to enhance or gain a leading market share and divesting of those businesses that are too small or hold little opportunity for future growth and profitability. For example, at BKI we have discontinued manufacturing activities in the U.K., transferring production to our South Carolina facility. With this consolidation, we are not only reducing overhead costs, but we are also increasing the utilization of the remaining plant. Similarly, in our Electronics division we have transferred essentially all of the production from one of our Canadian facilities to Mexico."


During the quarter Standex spent $.03 per share on restructuring expenses as compared to $.04 per share in the prior year quarter. Also during the quarter the Company completed the sale of two facilities and took an impairment charge resulting in a net after tax expense of $68,000.


As recently announced, subsequent to the end of the first quarter, the Company's Standard Publishing division announced the tentative decision to close its printing operations and cease its commercial printing business. The termination of operations is expected to be concluded by March 31, 2004.1


"To date, we have sold four facilities and realized approximately $12.0 million in cash proceeds. With these proceeds and the gains in operating profit achieved by selling under-performing businesses, we have more than offset all of our restructuring expenses incurred to date. The progress we have made in implementing our realignment and restructuring program has met or exceeded our original expectations," said Fix.

EARNINGS RECONCILIATION

Net  income  and  earnings  per share data including the impact of discontinued
operations, restructuring and  other  special  charges  is summarized below (in thousands, except per share data):
                                                 Three Months Ended
                                                     September 30
                                                              Change
                                             2003       2002        %
Net income                                 $4,372     $4,612     (5.2)
Discontinued operations                       942       (42)

Income from continuing operations           5,314      4,570     16.3

Special items, net of tax:
   Restructuring                              351        530
Other operating expense, net                   68          -

Income before special items                $5,733     $5,100     12.4

Diluted earnings per share                   0.35       0.38     (7.9)
Discontinued operations                      0.08          -

Income from continuing operations            0.43       0.38     13.2

Special items, net of tax:
    Restructuring                            0.03       0.04
    Other operating expense, net             0.01          -

Income before special items                  0.47       0.42     11.9


CONFERENCE CALL INFORMATION


Standex invites you to attend a conference call with President and Chief Executive Officer Roger Fix and Chief Financial Officer Christian Storch at:
10:00 a.m. ET, today. To join a live Webcast of the conference call, please access the "Investor Relations" section of the Company's Web site, located at: www.standex.com. For those unable to listen to the live broadcast of the conference call, an audio playback will be available beginning at 1:30 p.m. ET on October 23 through midnight ET on October 30. To listen to the audio playback from the United States, please call (800) 475-6701; from outside the United States, (320) 365-3844; access code is 700582. In addition, a replay can also be accessed in the "Investor Relations" section of the Company's Web site, located at www.standex.com.



ABOUT STANDEX

Standex International Corporation is a multi-industry manufacturer in three broad business segments: Food Service, Industrial and Consumer with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the Company's Web site at www.standex.com.


__________________________________
1 These statements are forward looking and involve certain risks, uncertainties and assumptions. Factors affecting the outcome and results include failure to achieve the Company's acquisition and restructuring goals, uncertainties in the economy, competitor activities, changes in economic growth and demands in domestic and international markets, pricing pressures and other market factors. Actual results could differ materially from anticipated projected results.


                      CONSOLIDATED FINANCIAL INFORMATION
                     (In thousands, except per share data)
<CATPION>
                                                       THREE MONTHS ENDING
                                                           SEPTEMBER 30
                                                         2003       2002
CONSOLIDATED SUMMARY OF INCOME
NET SALES                                            $150,913   $145,498

Income Before Taxes                                    $8,427     $7,367
Provision (Benefit) for Taxes                           3,113      2,797
   NET INCOME FROM CONTINUING OPERATIONS                5,314      4,570

   Income (Loss) from discontinued                       (942)        42
     operations net of tax
   Net Income                                          $4,372     $4,612


EARNINGS PER SHARE:
   BASIC
   Income/(Loss) from continuing operations             $0.44      $0.38
   Income/(Loss) from discontinued operations           (0.08)         -

   Total                                                $0.36      $0.38

   DILUTED
   Income/(Loss) from continuing operations             $0.43      $0.38
   Income/(Loss) from discontinued operations           (0.08)         -

   Total                                                $0.35      $0.38

                                 SEGMENT DATA
   NET SALES

Food Service                                          $42,496    $38,100
Consumer                                               20,748     21,506
Industrial                                             87,669     85,892
      TOTAL                                          $150,913   $145,498

   OPERATING INCOME

Food Service                                           $4,962     $3,170
Consumer                                                  412        204
Industrial                                              8,577     10,281
Restructuring                                            (549)      (914)
Other income, net                                          25          -
Corporate                                             ( 3,554)    (3,564)
      TOTAL                                            $9,873     $9,177

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